Exhibit (d)(3)

PERMANENT FEE WAIVER TO INVESTMENT ADVISORY AGREEMENT

This Permanent Fee Waiver Agreement (“Permanent Waiver”) is entered into as of June 15, 2017 between Value Line Funds Variable Trust, on behalf of its series Value Line VIP Equity Advantage Fund (the “Fund”), and EULAV Asset Management, a Delaware statutory trust (the “Adviser” and, together with the Fund, the “Parties”), to supplement the Investment Advisory Agreement, dated as of December 11, 2014, between the Parties (the “Advisory Agreement”).

The Parties hereby agree as follows:

1.      The Advisory Agreement is hereby supplemented, effective as of July 1, 2017, by permanently waiving a portion of the advisory fee rate payable by the Fund to the Adviser so that, after giving effect to such permanent waiver, the advisory fee is payable at an annual rate of 0.50% of the Fund’s average daily net assets in accordance with the other terms set forth in the Advisory Agreement.

2.      Continuation of Agreement. Other than as expressly set forth in this Permanent Waiver, the Advisory Agreement remains in full force and effect in accordance with its terms.

3.      Amendment. This Permanent Fee waiver may be amended and terminated only on the same terms and conditions upon which the Advisory Agreement may be amended and terminated.

4.      Integration. This Permanent Waiver and the Advisory Agreement set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

5.      Counterparts. This Permanent Waiver may be executed in two or more counterparts, each of which shall be deemed an original.

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The Parties have executed this Permanent Waiver as of the day and year first written above.

VALUE LINE VIP EQUITY ADVANTAGE FUND,

a series of Value Line Funds Variable Trust

By: /s/ Mitchell E. Appel

Mitchell E. Appel

Title: President

EULAV ASSET MANAGEMENT

By: /s/ Emily Washington

Emily Washington

Title: Secretary

[Signature Page to Permanent Fee Waiver to Investment Advisory Agreement]